EXHIBIT 2.1

AMENDMENT TO
CONTRIBUTION AND STOCK PURCHASE AGREEMENT

THIS AMENDMENT TO CONTRIBUTION AND STOCK PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of July 31, 2015 by and between, on the one hand, Aspen Holdco, Inc., a Delaware corporation (“Buyer”), and on the other hand, Acxiom Corporation, a Delaware corporation (the “US Seller”), Acxiom IT Outsourcing, Inc., a Delaware corporation and direct wholly owned subsidiary of the US Seller (the “US Acquired Company”), Acxiom Limited, a private limited company incorporated in England and Wales (with company registration number 01182318) and an indirect wholly owned subsidiary of the US Seller (“UK Seller”), Aspen Hivedown Limited, a private limited company incorporated in England and Wales (with company registration number 08993362) and a direct wholly owned subsidiary of the UK Seller (the “UK Acquired Company”), Acxiom Global Service Center Polska sp. z.o.o., a private limited company organized under the laws of Poland, registered in the register of entrepreneurs of the Polish National Court Registry under number 0000332630 and indirect wholly owned subsidiary of the US Seller (the “PL Seller 1”) and Acxiom Polska sp. z.o.o. w likwidacji, a private limited company organized under the laws of Poland, registered in the register of entrepreneurs of the Polish National Court Registry under number 000045696 and indirect wholly owned subsidiary of the US Seller (the “PL Seller 2”) (collectively, the “PL Sellers”, and together with the US Seller and the UK Seller, the “Sellers”) and Acxiom ITO Polska sp. z.o.o., a private limited company organized under the laws of Poland, registered in the register of entrepreneurs of the Polish National Court Registry under number 0000526617 and wholly owned by the PL Sellers (the “PL Acquired Company”), and it amends the Contribution and Stock Purchase Agreement (the “Agreement”), dated as of May 19, 2015, by and between, on the one hand, Buyer, and on the other hand, the Sellers, the US Acquired Company, the UK Acquired Company and the PL Acquired Company.  Each of the Buyer, the US Seller, the US Acquired Company, the UK Seller, the UK Acquired Company, the PL Sellers and the PL Acquired Company are referred to herein sometimes as a “Party” and together as the “Parties.”  All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Agreement.

W I T N E S E T H:

WHEREAS, the Parties desire to amend the Agreement on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises and the agreements and obligations set forth herein, and such other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. The penultimate Recital of the Agreement is hereby amended and restated in its entirety as follows:

“WHEREAS, at the Closing, immediately following the consummation of the Contribution (and in case of the PL Seller ITO Contribution – the PL Seller ITO Contribution occurs immediately after the decision of the relevant court on registration of the increase of the share capital of the PL Acquired Company in connection with the PL Seller ITO Contribution becomes final) (the “Relevant Time”), pursuant to the terms and conditions of this Agreement, (a) the US Seller desires to sell, transfer and assign 99.9% of the US Acquired Company Stock (the “Purchased US Acquired Company Stock”), the UK Seller desires to sell, transfer and assign all the UK Acquired Company Stock and the PL Sellers desire to sell, transfer and assign all the PL Acquired Company Stock (the entire share capital of the PL Acquired Company, including the PL Additional Stock) to the Buyer, and the Buyer desires to purchase, acquire and accept the Purchased US Acquired Company Stock, the UK Acquired Company Stock and the PL Acquired Company Stock (the “Stock Purchase”) for the consideration described herein and (b) the US Seller desires to contribute, transfer and assign 0.1% of the US Acquired Company Stock (the “Contributed US Acquired Company Stock”) to Aspen Midco, LLC, a Delaware limited liability company taxable as a corporation for US federal income Tax purposes (“Aspen Midco”), the direct parent company of Buyer and a direct wholly owned subsidiary of Aspen TopCo Holdings, LLC (Series 1), a Delaware limited liability company, in consideration for the issuance by Aspen Midco of limited liability company interests in Aspen Midco to the US Seller (the “US Seller Contribution”, and together with the Stock Purchase and the Contribution, the “Transactions”).”

2. The last sentence of Section 3.1 of the Agreement is hereby amended and restated in its entirety as follows:

“The Closing shall be deemed effective as of 11:59 p.m. (California time) on the Closing Date.”

3. Item 4 of Schedule 1.1(b)(i)(A) to the Agreement is hereby amended and restated to read as follows:

“4.           Accrued payroll and benefits liabilities relating to the UK Transferred Employees, except that any liabilities relating to health care claims of the UK Transferred Employees accrued prior to the Closing will remain with the UK Seller.”

4. Item 2 of Schedule 1.2(b)(i)(A) to the Agreement is hereby amended and restated to read as follows:

“2.           Accrued payroll and benefits liabilities relating to the PL Transferred Employees, except that any liabilities relating to health care claims of the PL Transferred Employees accrued prior to the Closing will remain with the PL Seller.”

5. The Agreement is hereby amended by adding a new Section 1.5 which shall read as follows:

“1.5.           US Seller Contribution.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (but effective immediately following the consummation of the Stock Purchase), the US Seller shall contribute, transfer, assign, convey and deliver to Aspen Midco, and Aspen Midco shall acquire and accept from the US Seller, all right, title and interest in and to the Contributed US Acquired Company Stock, free and clear of all Liens (other than Permitted Liens), in exchange for the issuance by Aspen Midco of limited liability company interests in Aspen Midco to the US Seller as described in Schedule 2.1(a).

6. Section 2.1(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a)           On the terms and subject to the conditions set forth in this Agreement, at the Closing and at the Relevant Time, the Buyer shall purchase (or cause one or more of its Subsidiaries to purchase), and the US Seller, UK Seller and PL Sellers shall sell, free and clear of all Liens, the Purchased US Acquired Company Stock, the UK Acquired Company Stock and the PL Acquired Company Stock (collectively, the “Purchased Acquired Stock”) in exchange for (i) an aggregate cash payment of One Hundred and Forty Million Dollars ($140,000,000) (the “Unadjusted Closing Purchase Price”), as adjusted pursuant to the terms of this Section 2.1, payable in accordance with the terms of this Agreement, and (ii) the issuance by Aspen TopCo Holdings, LLC (Series 2), a Delaware limited liability company, of the limited liability company interests as described in Schedule 2.1(a).  Consequently, at the Closing and at the Relevant Time, the PL Seller 1 and PL Seller 2 sell and the Buyer (or one or more of its Subsidiaries) purchases all PL Acquired Company Stock, whereas the sale and purchase shall ensue on the basis of the PL Stock Purchase Agreement concluded in a written form with signatures of parties representatives certified by a Polish notary public, substantially in the form as attached to this Agreement as Exhibit H1, free and clear of any Liens.”

7. All references to “US Acquired Company Stock” in Section 2.1(d) of the Agreement are hereby replaced with “Purchased US Acquired Company Stock.”

8. The reference to “US Acquired Company Stock” in Section 2.2 of the Agreement is hereby replaced with “Purchased US Acquired Company Stock.”

9. Section 3.2(a)(i) of the Agreement is hereby amended and restated in its entirety as follows:

“(i)           (A) a stock certificate evidencing the Purchased US Acquired Company Stock duly endorsed for transfer in blank or accompanied by duly executed stock transfer powers, evidencing that the Purchased US Acquired Company Stock has been transferred to the Buyer and (B) a stock certificate evidencing the Contributed US Acquired Company Stock duly endorsed for transfer in blank or accompanied by duly executed stock transfer powers, evidencing that the Contributed US Acquired Company Stock has been transferred to Aspen Midco;”

10. The Agreement is hereby amended by adding a new Section 3.2(a)(x) which shall read as follows, and the subsection previously labeled Section 3.2(a)(x) of the Agreement shall become Section 3.2(a)(xi) of the Agreement:

“(x)           executed counterparts to (A) the Amended and Restated Limited Liability Company Agreement of Aspen TopCo Holdings, LLC (the “Buyer Series LLC Agreement”) and (B) the Amended and Restated Limited Liability Company Agreement of Aspen Midco, LLC (the “Aspen Midco LLC Agreement”), each signed by the US Seller; and”

11. The Agreement is hereby amended by adding a new Section 3.2(e)(ii) which shall read as follows, and the subsection previously labeled Section 3.2(e)(ii) of the Agreement shall become Section 3.2(e)(iii) of the Agreement:

“(ii)           executed counterparts to (A) the Buyer Series LLC Agreement, signed by Aspen TopCo Holdings, LLC and (B) the Aspen Midco LLC Agreement, signed by Aspen Midco; and”

12. Section 3.3(a)(iv) of the Agreement is hereby amended and restated in its entirety as follows:

“(iv)           LLC Agreements/LLC Interests.  (A) Aspen TopCo Holdings, LLC and the US Seller shall have entered into the Buyer Series LLC Agreement and (B) Aspen Midco and the US Seller shall have entered into the Aspen Midco LLC Agreement, each containing the terms as described in, and negotiated on the basis required by, Schedule 2.1(a).”

13. The reference to “Acquired Stock” in Section 9.4 of the Agreement is hereby replaced with “Purchased Acquired Stock.”

14. The reference to “Acquired Stock” in Section 9.10 of the Agreement is hereby replaced with “Purchased Acquired Stock.”

15. Section 9.12 of the Agreement is hereby amended and restated in its entirety as follows:

“9.12           Tax Reporting of the Transactions.  For U.S. federal and applicable state income Tax purposes, the Parties agree to treat the transactions contemplated by this Agreement as follows: (a) the contribution of the Contributed US Acquired Company Stock to Aspen Midco for equity interests in Aspen Midco as a tax free exchange governed by Section 351 of the Code, (b) the transfer of the Purchased US Acquired Company Stock as a taxable transfer of the Purchased US Acquired Company Stock from US Seller to Buyer, (c) the transfer of the UK Acquired Company Stock as a taxable transfer of the assets of the UK Acquired Company from UK Seller to Buyer, (d) the acquisition of the PL Acquired Company in accordance with Rev. Rul. 99-6 (Situation 2), and (e) the transfer of the Class B Units of Acxiom IT Outsourcing, LP (“Class B Units”) to Series 2 shall be treated as a deemed taxable distribution by Midco to its owners of the Class B Units, with each owner receiving an amount commensurate with its (or its owners’) rights and entitlements to the Series 2 units, followed by a deemed tax free distribution by Series 1 to its members, followed by a tax free contribution by the Series 1 members and US Seller to Series 2. The Parties shall prepare and file all Tax Returns, reports and financial statements consistent with, and shall not take any tax position inconsistent with, the foregoing.”

16. Schedule 1.4(h) of the Agreement is hereby amended to delete all references to the Contracts listed on Schedule A attached hereto.

17. Schedule 2.1(a) of the Agreement is hereby amended and restated in its entirety as set forth on Schedule 2.1(a) attached hereto.

18. Schedule 2.1(d) of the Agreement is hereby amended and restated in its entirety as set forth on Schedule 2.1(d) attached hereto.

19. Except for the amendments set forth herein, the text of the Agreement, including the Seller Disclosure Schedule (and all schedules and exhibits thereto) and all Schedules and Exhibits to the Agreement, and all other agreements referred to therein (including the Transaction Agreements), shall remain unchanged and in full force and effect, and is hereby ratified and confirmed by the Parties.

20. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two or more counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.  Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

21. Except in connection with fraud, this Amendment (including the Schedules hereto) and the Agreement, including the Seller Disclosure Schedule (and all schedules and exhibits thereto) and all Schedules and Exhibits to the Agreement, and all other agreements referred to therein (including the Transaction Agreements) is and are complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof and thereof, and all inducements to the making of this Amendment relied upon by all the parties hereto, have been expressed herein or in such Schedules, and this Amendment (including the Schedules hereto) and the Agreement, including such Seller Disclosure Schedule, Schedules, Exhibits and such other agreements supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent that they related in any way to the subject matter hereof and thereof.

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IN WITNESS WHEREOF, the Parties have duly executed this Amendment to be effective as of the date first above written.

ASPEN HOLDCO, INC.

By:  /s/ Ryan Carroll
Name:  J. Ryan Carroll
Title:  President

ACXIOM CORPORATION

By:  /s/ Scott Howe
Name:  Scott Howe
Title: Chief Executive Officer

ACXIOM IT OUTSOURCING, INC.

By:  /s/ Scott Howe
Name:  Scott Howe
Title: Chief Executive Officer

ACXIOM LIMITED

By:  /s/ Ian James
Name:  Ian James
Title:  Director

ASPEN HIVEDOWN LIMITED

By:  /s/ Ian James
Name:  Ian James
Title:  Director

ACXIOM GLOBAL SERVICE CENTER POLSKA SP. Z O.O.

By:  /s/ Jan Krolewiak
Name:  Jan Krolewiak
Title:  President of the Management Board

ACXIOM POLSKA SP. Z.O.O. W LIKWIDACJI

By:  /s/ Ian James
Name:  Ian James
Title: Liquidator